Exhibit 23.3

Consent of Independent Auditor

The Board of Directors
Lonmin Limited (formerly Lonmin Plc)

We consent to the use of our report dated 4 October 2019, with respect to the consolidated statements of financial position of Lonmin Limited (formerly Lonmin Plc) and its subsidiaries as at 30 September 2018, 2017 and 2016, the related consolidated income statements, and consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London

4 October 2019